Exh 99

Financial
[NFG LOGO OMITTED]	National Fuel Gas Company	News

10 Lafayette Square/Buffalo, NY 14203
Margaret M. Suto
Investor Relations
716-857-6987

RELEASE DATE:    Immediate October 23, 2003

Joseph P. Pawlowski
Treasurer
716-857-6904

NATIONAL FUEL REPORTS 2003 RESULTS

Buffalo, New York: National Fuel Gas Company (“National Fuel” or the “Company”) (NYSE:NFG) today announced record consolidated earnings for the fiscal year ended September 30, 2003 of $178.9 million or $2.20 per share, an increase of $61.2 million or $0.74 per share from the prior year’s earnings of $117.7 million or $1.46 per share (note: all references to earnings per share are to diluted earnings per share). The increase in earnings was principally the result of a previously announced $102.2 million (after tax) or $1.26 per share gain on the sale of timber property, offset by a loss on the sale of Canadian oil properties of $39.6 million (after tax) or $0.48 per share and full cost ceiling test write-downs of Canadian oil and gas properties totaling $28.9 million (after tax) or $0.36 per share (see further discussion below). Fiscal 2002 earnings included a non-recurring $9.9 million or $0.12 per share charge relating to the Company’s investment in the Independence Pipeline.

        Excluding non-recurring items, consolidated earnings for the fiscal year ended September 30, 2003 were $154.2 million or $1.89 per share, an increase of $26.7 million or $0.31 per share from the prior year’s earnings before non-recurring items of $127.5 million or $1.58 per share.

        Consolidated earnings for the quarter ended September 30, 2003 were $58.1 million or $0.71 per share, an increase of $53.2 million or $0.65 per share from the prior year’s earnings of $4.9 million or $0.06 per share. The increase in earnings was primarily attributable to the gain on sale of timber property discussed below. A full cost ceiling test impairment and the loss on sale of Canadian oil properties partially offset the impact of that gain (see further discussion below).

        Excluding non-recurring items, consolidated earnings for the quarter ended September 30, 2003 were $1.9 million or $0.03 per share, a decrease of $1.8 million or $0.02 per share from the prior year’s earnings before non-recurring items of $3.7 million or $0.05 per share.

        Philip C. Ackerman, Chairman, President and Chief Executive Officer of National Fuel Gas Company stated: "Our earnings of $2.20 (or $1.89 excluding non-recurring items) cap an extraordinary year for National Fuel. We made two significant acquisitions and two substantial

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sales which paid for the acquisitions. We improved our balance sheet substantially and we posted record earnings as well."

SALE OF TIMBER PROPERTY AND CANADIAN OIL PROPERTIES

On August 1, 2003, the Company closed the sale of approximately 70,000 acres of timber property in Pennsylvania and New York for approximately $186.3 million. Proceeds from the sale were used to pay down short-term debt. As a result of the sale, the Company recorded an after-tax gain of $102.2 million or $1.26 per share.

On September 30, 2003, Seneca Resources Corporation (“Seneca”), the Company’s wholly owned exploration and production subsidiary, closed the previously announced sale of its southeast Saskatchewan oil properties. Proved reserves associated with the properties sold were approximately 117 Bcfe (19.4 million barrels of oil and 0.3 Bcf of natural gas). The net proceeds from the sale of $76.4 million were used to pay down debt. Seneca recorded an after tax loss on the sale of $39.6 million or $0.48 per share.

FULL COST CEILING TEST IMPAIRMENTS

Under the full cost method of accounting, Seneca is required to perform a quarterly “ceiling test.” Under the ceiling test, the present value of future revenues from Seneca’s oil and gas reserves is compared (on a country-by-country basis) with the book value of those reserves at the balance sheet date. If the book value of the reserves in any country exceeds the present value of the associated future revenues, a non-cash charge must be recorded to write down the book value of the reserves to their present value. At June 30, 2003 and September 30, 2003, the book value of Seneca’s Canadian properties exceeded the present value of the associated revenues. Consequently, Seneca recorded after tax impairment charges during the quarters ended June 30, 2003 and September 30, 2003 of $22.6 million and $6.3 million, respectively ($28.9 million for the fiscal year ended September 30, 2003).

DISCUSSION OF FOURTH QUARTER EARNINGS BY SEGMENT

Please note that the following discussion of earnings by segment excludes certain non-recurring profit and loss items in an effort to provide a clearer picture of actual operating results for the period. A summary of those non-recurring items follows the Discussion of Fourth Quarter Earnings by Segment, Discussion of Annual Results, and Earnings Guidance. A reconciliation of reported earnings to the earnings discussed below is provided on page 7 of this document.

Regulated segments

        The Utility segment’s loss of $10.3 million for the quarter ended September 30, 2003 was flat compared with the same period in the prior fiscal year.

        The Pipeline and Storage segment’s earnings of $10.3 million for the quarter ended September 30, 2003 were also flat compared with the same period in the prior fiscal year. The

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impact of modestly higher efficiency gas revenues and the Company’s acquisition of Empire State Pipeline were offset by a higher effective income tax rate.

Exploration and Production segment

        The Exploration and Production segment’s earnings for the fourth quarter of fiscal 2003 were $7.1 million, up $2.7 million from the prior year’s quarter, principally due to a low fourth quarter fiscal 2003 effective tax rate. Exclusive of the impact of the low effective income tax rate, earnings in the Exploration and Production segment were flat compared with the prior year. Though natural gas prices (after hedging) increased by $0.80 per Mcf, a 3.5 Bcfe decrease in consolidated production and a $0.35 per barrel drop in crude oil prices (after hedging) caused overall production revenue to decline by approximately $3.5 million (after tax). The drop in production revenue was mostly offset by a decrease in operating expenses which was the result of several factors, including lower depletion expense (which was attributable to the drop in production) and lower general and administrative expense (which resulted from cost cutting efforts in Canada). Higher lease operating expense (which was mostly related to increased costs associated with Seneca’s steam injection program in California) somewhat offset the impact of these expense decreases.

        Seneca’s crude oil and natural gas reserves decreased from 857 Bcfe at September 30, 2002 to 670 Bcfe at September 30, 2003, a decrease of 187 Bcfe or 22%. This decrease was attributable to several factors. Production and the sale of southeast Saskatchewan oil properties discussed above reduced reserves by 74 Bcfe and 117 Bcfe, respectively. Downward revisions further reduced reserves by 29 Bcfe (note: approximately 25 Bcfe of the downward revisions were recorded during the second quarter of fiscal 2003 and related to the southeast Saskatchewan oil properties sold during the fourth quarter). Fiscal 2003 discoveries were approximately 33 Bcfe.

Other segments

        The International segment’s fourth quarter fiscal 2003 loss of $6.3 million was $0.3 million higher when compared to the fourth quarter of fiscal 2002. Lower margin on electric sales, which were mostly the result of a decrease in electric prices, was the principal factor contributing to the increased loss. Lower spending on a power development project in Italy somewhat offset the impact of lower sales margins.

        The Energy Marketing segment’s earnings swung from net income of $1.7 million for the quarter ended September 30, 2002 to a net loss of $0.3 million for the fourth quarter of fiscal 2003, a decrease of $2.0 million. Volumes were up approximately 30% from the prior year due to the addition of several high volume customers, but the segment’s earnings declined due to increased operational costs (related to higher commodity prices and additional capacity costs) and lower margins in certain customer groups.

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        The Timber segment’s fourth quarter earnings of $1.5 million were $2.2 million lower than the prior year’s fourth quarter primarily due to a decrease in after-tax gains on sales of standing timber ($1.1 million in 2002 vs. $0 in 2003).

DISCUSSION OF ANNUAL RESULTS

Please note that the following discussion of earnings by segment excludes certain non-recurring profit and loss items in an effort to provide a clearer picture of actual operating results for the period. A summary of those non-recurring items follows the Discussion of Annual Results and Earnings Guidance. A reconciliation of reported earnings to the earnings discussed below is provided on page 7 of this document.

        In the Utility segment, colder weather in its Pennsylvania jurisdiction during the winter of 2002 - 2003 was the principal contributor to the $7.3 million increase in that segment’s earnings.

        In the Pipeline and Storage segment, earnings were up $5.6 million principally due to higher efficiency gas revenues and the Company’s February 2003 acquisition of Empire (which added approximately $3.0 million to earnings).

        Earnings in the Exploration and Production segment were up $10.4 million primarily due to higher commodity prices experienced throughout most of fiscal 2003. Weighted average crude oil and natural gas prices (after hedging) increased by $1.90/bbl and $0.89/mcf, respectively. Offsetting the impact of improved pricing was a 13.2 Bcfe decline in consolidated production.

        Colder weather, higher heating service rates, and reduced spending on power development projects contributed to the $3.1 million decrease in the International segment’s loss.

        The Energy Marketing segment’s earnings were down $2.8 million from the prior year. Tighter margins and higher operating costs offset higher throughput (which resulted from colder weather and the addition of several high volume customers).

        In the Timber segment, earnings of $10.2 million were flat compared with the prior fiscal year.

EARNINGS GUIDANCE

Due to the continued high priced natural gas environment, the Company anticipates an increase in consumer conservation efforts during the winter of 2004.* Consequently, the Company is revising its previously disclosed fiscal 2004 earnings per share guidance from $1.70 to $1.80 per share to $1.65 to $1.75 per share, excluding non-recurring items.* Including the impact of an expected one-time charge relating to pension obligations, earnings are expected to be in the range of $1.55 to $1.65 per share.*

DISCUSSION OF NON-RECURRING ITEMS   (all amounts are after tax)

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Page 7 of this document provides a reconciliation of earnings before non-recurring items to reported earnings. The following is a description of the non-recurring items included in that reconciliation.

        The comparative consolidated earnings for the three months ended September 30, 2003 exclude the $6.3 million ceiling test impairment discussed above, the $39.6 million loss on the sale of the Company’s southeast Saskatchewan oil properties (Exploration and Production segment) and the $102.2 million gain on the sale of timber properties (Timber segment).

        The comparative consolidated earnings for the three months ended September 30, 2002 exclude $1.1 million of income associated with the reversal of a reserve recorded in the first quarter of fiscal 2002 for the Company’s exposure to Enron Corp. (Exploration and Production segment).

        Including the non-recurring items above, Seneca’s earnings for the fourth quarter of fiscal 2003 were down $44.4 million from the prior year’s fourth quarter, resulting in a loss of $38.9 million, and the Timber segment’s earnings were up $100.0 million to $103.7 million.

        The discussion of consolidated earnings for the fiscal year ended September 30, 2003 exclude the $28.9 million impairment of oil and gas producing properties discussed above, the $39.6 million loss on the sale of oil properties and the $102.2 million gain on the sale of timber properties, all discussed above. It also excludes an $8.3 million charge resulting from the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets (International segment), and a $0.6 million charge resulting from the Company’s adoption of SFAS No. 143, Accounting for Asset Retirement Obligations (Exploration and Production segment).

        The comparative consolidated earnings for the fiscal year ended September 30, 2002 exclude a $9.9 million impairment charge relating to the Company’s investment in the Independence Pipeline Company (Pipeline and Storage segment).

        Including those non-recurring items, Seneca’s earnings for the fiscal year ended September 30, 2003 were down $58.8 million from the prior year, the International segment’s earnings were down $5.2 million from the prior year, the Timber segment’s earnings were up $102.8 million from the prior year, and the Pipeline and Storage segment’s earnings were up $15.5 million from the prior year.

EARNINGS TELECONFERENCE

The Company will host a conference call on Friday, October 24, 2003 at 11:00 a.m. (Eastern Time) to discuss this announcement. There are two ways to access this call. For those with Internet access, you may go to National Fuel’s Web site at http://www.nationalfuelgas.com and click on the “Conference Call” link beneath the “Financial” heading on the home page. For those

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without Internet access, you may call (toll-free) 800-901-5213, and use the passcode “99008474” for access to the live call.

        For those unable to listen to the live conference call, a replay will be available approximately one hour after the conclusion of the call at either the same Web site link or by phone at (toll-free) 888-286-8010 using passcode “24135692.” Both the web cast and telephonic replay will be available until the close of business on Friday, October 31, 2003.

        National Fuel is an integrated energy company with $3.6 billion in assets comprised of the following six operating segments: Utility, Pipeline and Storage, Exploration and Production, International, Energy Marketing, and Timber. Additional information about National Fuel is available on its Internet Web site: http://www.nationalfuelgas.com or through its investor information service at 1-800-334-2188.

__________

* Certain statements contained herein, including those which are designated with an asterisk (“*”), are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The Company’s expectations, beliefs and projections contained herein are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that such expectations, beliefs or projections will result or be achieved or accomplished. In addition to other factors, the following are important factors that could cause actual results to differ materially from those discussed in the forward-looking statements: changes in economic conditions, including economic disruptions caused by terrorist activities or acts of war; changes in demographic patterns and weather conditions, including the occurrence of severe weather; changes in the availability and/or price of natural gas and oil; inability to obtain new customers or retain existing ones; significant changes in competitive factors affecting the Company; governmental/regulatory actions, initiatives and proceedings, including those affecting acquisitions, financings, allowed rates of return, industry and rate structure, franchise renewal, and environmental/safety requirements; unanticipated impacts of restructuring initiatives in the natural gas and electric industries; significant changes from expectations in actual capital expenditures and operating expenses and unanticipated project delays or changes in project costs; the nature and projected profitability of pending and potential projects and other investments; occurrences affecting the Company’s ability to obtain funds from operations, debt or equity to finance needed capital expenditures and other investments; uncertainty of oil and gas reserve estimates; ability to successfully identify and finance acquisitions and ability to operate and integrate existing and any subsequently acquired business or properties; availability to successfully identify, drill for and produce economically viable natural gas and oil reserves; significant changes from expectations in the Company’s actual production levels for natural gas or oil; changes in the availability and/or price of derivative financial instruments; changes in the price of natural gas or oil and the effect of such changes on the accounting treatment or valuation of financial instruments or the Company’s natural gas and oil reserves; inability of the various counterparties to meet their obligations with respect to the Company’s financial instruments; regarding foreign operations, changes in trade and monetary policies, inflation and exchange rates, taxes, operating conditions, laws and regulations related to foreign operations, and political and governmental changes; significant changes in tax rates or policies or in rates of inflation or interest; significant changes in the Company’s relationship with its employees and contractors and the potential adverse effects if labor disputes, grievances or shortages were to occur; changes in accounting principles or the application of such principles to the Company; changes in laws and regulations to which the Company is subject, including tax, environmental, safety and employment laws and regulations; or the cost and effects of legal and administrative claims against the Company. The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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                          NATIONAL FUEL GAS COMPANY
                                AND SUBSIDIARIES
                     RECONCILIATION TO REPORTED EARNINGS

                                            Three Months         Three Months         Twelve Months        Twelve Months
(Thousands of Dollars)                          Ended                Ended                Ended                Ended
                                          September 30, 2003   September 30, 2002   September 30, 2003   September 30, 2002
                                             (unaudited)          (unaudited)          (unaudited)          (unaudited)
                                          ------------------   ------------------   ------------------   ------------------
Utility
                                          ------------------   ------------------   ------------------   ------------------
Reported earnings                                 $ (10,288)            $ (9,950)            $ 56,808             $ 49,505
                                          ------------------   ------------------   ------------------   ------------------

Pipeline and Storage
Reported earnings                                    10,283               10,435               45,230               29,715
Impairment of Independence Pipeline                       -                    -                    -                9,859
                                          ------------------   ------------------   ------------------   ------------------
Earnings before non-recurring items                  10,283               10,435               45,230               39,574
                                          ------------------   ------------------   ------------------   ------------------

Exploration and Production
Reported earnings                                   (38,884)               5,470              (31,930)              26,851
Impairment of oil and gas assets                      6,330                    -               28,969                    -
Loss on sale of oil and gas assets                   39,604                    -               39,604                    -
Cumulative Effect of Change in Accounting                 -                    -                  637                    -
Reserve for Enron exposure                                -               (1,129)                   -                    -
                                          ------------------   ------------------   ------------------   ------------------
Earnings before non-recurring items                   7,050                4,341               37,280               26,851
                                          ------------------   ------------------   ------------------   ------------------

International
Reported earnings                                    (6,265)              (5,925)              (9,623)              (4,443)
Cumulative Effect of Change in Accounting                 -                    -                8,255                    -
                                          ------------------   ------------------   ------------------   ------------------
Earnings before non-recurring items                  (6,265)              (5,925)              (1,368)              (4,443)
                                          ------------------   ------------------   ------------------   ------------------

Energy Marketing
                                          ------------------   ------------------   ------------------   ------------------
Reported earnings                                      (263)               1,702                5,868                8,642
                                          ------------------   ------------------   ------------------   ------------------

Timber
Reported earnings                                   103,720                3,725              112,450                9,689
Gain on sale of timber assets                      (102,207)                   -             (102,207)                   -
                                          ------------------   ------------------   ------------------   ------------------
Earnings before non-recurring items                   1,513                3,725               10,243                9,689
                                          ------------------   ------------------   ------------------   ------------------

Corporate and All Other
                                          ------------------   ------------------   ------------------   ------------------
Reported earnings                                      (157)                (582)                 141               (2,277)
                                          ------------------   ------------------   ------------------   ------------------

Consolidated
Reported earnings                                    58,146                4,875              178,944              117,682
Total non-recurring items from above                (56,273)              (1,129)             (24,742)               9,859
                                          ------------------   ------------------   ------------------   ------------------
Earnings before non-recurring items                 $ 1,873              $ 3,746            $ 154,202            $ 127,541
                                          ==================   ==================   ==================   ==================

                          NATIONAL FUEL GAS COMPANY
                                AND SUBSIDIARIES
                     RECONCILIATION TO REPORTED EARNINGS

                                                Three Months        Three Months        Twelve Months       Twelve Months
(Diluted Earnings Per Share)                       Ended               Ended                Ended               Ended
                                              September 30, 2003  September 30, 2002  September 30, 2003  September 30, 2002
                                                (unaudited)         (unaudited)          (unaudited)         (unaudited)
                                              -----------------   -----------------   ------------------  ------------------
Utility
                                              -----------------   -----------------   ------------------  ------------------
Reported earnings                                      $ (0.12)            $ (0.12)              $ 0.70              $ 0.62
                                              -----------------   -----------------   ------------------  ------------------

Pipeline and Storage
Reported earnings                                         0.13                0.13                 0.56                0.37
Impairment of Independence Pipeline                          -                   -                    -                0.12
                                              -----------------   -----------------   ------------------  ------------------
Earnings before non-recurring items                       0.13                0.13                 0.56                0.49
                                              -----------------   -----------------   ------------------  ------------------

Exploration and Production
Reported earnings                                        (0.47)               0.07                (0.39)               0.33
Impairment of oil and gas assets                          0.08                   -                 0.36                   -
Loss on sale of oil and gas assets                        0.48                   -                 0.48                   -
Cumulative Effect of Change in Accounting                    -                   -                 0.01                   -
Reserve for Enron exposure                                   -               (0.01)                   -                   -
                                              -----------------   -----------------   ------------------  ------------------
Earnings before non-recurring items                       0.09                0.06                 0.46                0.33
                                              -----------------   -----------------   ------------------  ------------------

International
Reported earnings                                        (0.08)              (0.07)               (0.12)              (0.06)
Cumulative Effect of Change in Accounting                    -                   -                 0.10                   -
                                              -----------------   -----------------   ------------------  ------------------
Earnings before non-recurring items                      (0.08)              (0.07)               (0.02)              (0.06)
                                              -----------------   -----------------   ------------------  ------------------

Energy Marketing
                                              -----------------   -----------------   ------------------  ------------------
Reported earnings                                            -                0.02                 0.07                0.11
                                              -----------------   -----------------   ------------------  ------------------

Timber
Reported earnings                                         1.26                0.05                 1.38                0.12
Gain on sale of timber assets                            (1.24)                  -                (1.26)                  -
                                              -----------------   -----------------   ------------------  ------------------
Earnings before non-recurring items                       0.02                0.05                 0.12                0.12
                                              -----------------   -----------------   ------------------  ------------------

Corporate and All Other (Including Rounding)
                                              -----------------   -----------------   ------------------  ------------------
Reported earnings                                        (0.01)              (0.02)                   -               (0.03)
                                              -----------------   -----------------   ------------------  ------------------

Consolidated
Reported earnings                                         0.71                0.06                 2.20                1.46
Total non-recurring items from above                     (0.68)              (0.01)               (0.31)               0.12
                                              -----------------   -----------------   ------------------  ------------------
Earnings before non-recurring items                     $ 0.03              $ 0.05               $ 1.89              $ 1.58
                                              =================   =================   ==================  ==================

                            NATIONAL FUEL GAS COMPANY
                                AND SUBSIDIARIES

(Thousands of Dollars, except per share amounts)
                                                                      Three Months Ended
                                                                         September 30,                    Twelve Months Ended
                                                                          (Unaudited)                September 30,
                                                                 ------------------------------      -------------------------------
SUMMARY OF OPERATIONS                                                2003            2002                2003             2002
                                                                 -------------   --------------      -------------   ---------------
Operating Revenues                                                  $ 297,169     $         244,609    $2,035,471       $ 1,464,496
                                                                 -------------   --------------      -------------   ---------------

Operating Expenses:
  Purchased Gas                                                        93,533           48,948            963,567           462,857
  Fuel Used in Heat and Electric Generation                             8,058            8,059             61,029            50,635
  Operation and Maintenance                                           100,779           94,363            386,270           394,157
  Property, Franchise and Other Taxes                                  18,420           16,280             82,504            72,155
  Depreciation, Depletion and Amortization                             53,058           48,692            195,226           180,668
  Impairment of Oil and Gas Producing Properties                       10,962                -             42,774                 -
                                                                 -------------   --------------      -------------   ---------------
                                                                      284,810          216,342          1,731,370         1,160,472
                                                                 -------------   --------------      -------------   ---------------
Gain on Sale of Timber Properties                                     168,787                -            168,787                 -
Loss on Sale of Oil and Gas Producing Properties                      (58,472)               -            (58,472)                -

Operating Income                                                      122,674           28,267            414,416           304,024

Other Income (Expense):
Income from Unconsolidated Subsidiaries                                    46              647                535               224
Impairment of Investment in Partnership                                     -                -                  -           (15,167)
Other Income                                                            1,439            2,272              6,887             7,017
Interest Expense                                                      (25,982)         (25,447)          (105,056)         (105,652)
                                                                 -------------   --------------      -------------   ---------------

Income Before Income Taxes and Minority Interest in
   Foreign Subsidiaries                                                98,177            5,739            316,782           190,446

Income Tax Expense                                                     41,098            1,761            128,161            72,034
Minority Interest in Foreign Subsidiaries - Income (Expense)            1,067              897               (785)             (730)
                                                                 -------------   --------------      -------------   ---------------

Income Before Cumulative Effect of Changes in Accounting               58,146            4,875            187,836           117,682
Cumulative Effect of Changes in Accounting                                  -                -             (8,892)                -
                                                                 -------------   --------------      -------------   ---------------

Net Income Available for Common Stock                             $    58,146     $      4,875        $   178,944     $     117,682
                                                                 =============   ==============      =============   ===============

Earnings Per Common Share:
   Basic:
          Income Before Cumulative Effect                              $ 0.71           $ 0.06             $ 2.32            $ 1.47
          Cumulative Effect of Changes in Accounting                        -                -              (0.11)                -
                                                                 -------------   --------------      -------------   ---------------
          Net Income Available for Common Stock                        $ 0.71           $ 0.06             $ 2.21            $ 1.47
                                                                 =============   ==============      =============   ===============

   Diluted:
          Income Before Cumulative Effect                             $ 0.71           $ 0.06             $ 2.31            $ 1.46
          Cumulative Effect of Changes in Accounting                       -                -              (0.11)                -
                                                                -------------   --------------      -------------  ----------------
          Net Income Available for Common Stock                       $ 0.71           $ 0.06             $ 2.20            $ 1.46
                                                                =============   ==============      =============  ================

Weighted Average Common Shares:
  Used in Basic Calculation                                       81,347,327       80,181,765         80,808,794        79,821,430
                                                                =============   ==============      =============  ================
  Used in Diluted Calculation                                     82,333,481       80,532,678         81,357,896        80,534,453
                                                                =============   ==============      =============  ================

                            NATIONAL FUEL GAS COMPANY
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                               September 30, September 30,
(Thousands of Dollars)                                            2003          2002
-----------------------------------------------------------------------------------------

ASSETS
Property, Plant and Equipment                                   $4,653,640    $4,512,651
Less - Accumulated Depreciation, Depletion and Amortization      1,743,077     1,667,906
------------------------------------------------------------   --------------------------
          Net Property, Plant and Equipment                      2,910,563     2,844,745
------------------------------------------------------------   --------------------------

Current Assets:
Cash and Temporary Cash Investments                                 51,421        22,216
Receivables - Net                                                  136,532        95,510
Unbilled Utility Revenue                                            27,443        21,918
Gas Stored Underground                                              89,640        77,250
Materials and Supplies - at average cost                            32,311        31,582
Unrecovered Purchased Gas Costs                                     28,692        12,431
Prepayments                                                         43,225        41,354
Fair Value of Derivative Financial Instruments                       1,395         3,807
------------------------------------------------               --------------------------
          Total Current Assets                                     410,659       306,068
------------------------------------------------               --------------------------

Other Assets:
Recoverable Future Taxes                                            84,818        82,385
Unamortized Debt Expense                                            22,119        20,635
Other Regulatory Assets                                             49,616        26,104
Deferred Charges                                                     7,528         5,914
Other Investments                                                   64,025        65,090
Investments in Unconsolidated Subsidiaries                          16,425        16,753
Goodwill                                                             5,476         8,255
Intangible Assets                                                   49,664        11,451
Other                                                               18,195        13,909
------------------------------------------------               --------------------------
          Total Other Assets                                       317,866       250,496
------------------------------------------------               --------------------------
Total Assets                                                    $3,639,088    $3,401,309
------------------------------------------------               --------------------------

CAPITALIZATION AND LIABILITIES
Capitalization:
Comprehensive Shareholders' Equity
Common Stock, $1 Par Value Authorized - 200,000,000
   Shares; Issued and Outstanding - 81,438,290 Shares
   and 80,264,734 Shares, Respectively                             $81,438       $80,265
Paid in Capital                                                    478,799       446,832
Earnings Reinvested in the Business                                642,690       549,397
------------------------------------------------               --------------------------
Total Common Shareholder Equity Before
    Items of Other Comprehensive Loss                            1,202,927     1,076,494
Accumulated Other Comprehensive Loss                               (65,840)      (69,636)
------------------------------------------------               --------------------------
Total Comprehensive Shareholders' Equity                         1,137,087     1,006,858
Long-Term Debt, Net of Current Portion                           1,147,779     1,145,341
------------------------------------------------               --------------------------
          Total Capitalization                                   2,284,866     2,152,199
------------------------------------------------               --------------------------

------------------------------------------------               --------------------------
Minority Interest in Foreign Subsidiaries                           33,281        28,785
------------------------------------------------               --------------------------

Current and Accrued Liabilities:
Notes Payable to Banks and Commercial Paper                        118,200       265,386
Current Portion of Long-Term Debt                                  241,731       160,564
Accounts Payable                                                   125,779       100,886
Amounts Payable to Customers                                           692             -
Other Accruals and Current Liabilities                              52,851        46,402
Fair Value of Derivative Financial Instruments                      17,928        31,204
------------------------------------------------               --------------------------
          Total Current and Accrued Liabilities                    557,181       604,442
------------------------------------------------               --------------------------

Deferred Credits:
Accumulated Deferred Income Taxes                                  423,282       356,220
Taxes Refundable to Customers                                       13,519        15,596
Unamortized Investment Tax Credit                                    8,199         8,897
Other Regulatory Liabilities                                        69,867        82,676
Pension Liability                                                  154,871        75,116
Asset Retirement Obligation                                         23,790             -
Other Deferred Credits                                              70,232        77,378
------------------------------------------------               --------------------------
          Total Deferred Credits                                   763,760       615,883
------------------------------------------------               --------------------------
Commitments and Contingencies                                            -             -
------------------------------------------------               --------------------------
Total Capitalization and Liabilities                            $3,639,088    $3,401,309
------------------------------------------------               --------------------------

                            NATIONAL FUEL GAS COMPANY
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          Twelve Months Ended
                                                                                             September 30,
(Thousands of Dollars)                                                                    2003          2002
-----------------------------------------------------------------------------------------------------------------

Operating Activities:
Net Income Available for Common Stock                                                    $178,944       $117,682
Adjustments to Reconcile Net Income to Net Cash
     Provided by Operating Activities:
          Gain on Sale of Timber Properties                                              (168,787)             -
          Loss on Sale of Oil and Gas Producing Properties                                 58,472              -
          Impairment of Oil and Gas Producing Properties                                   42,774              -
          Depreciation, Depletion and Amortization                                        195,226        180,668
          Deferred Income Taxes                                                            78,369         62,013
          Impairment of Investment in Partnership                                               -         15,167
          Cumulative Effect of Changes in Accounting                                        8,892              -
          (Income) Loss from Unconsolidated Subsidiaries, Net of Cash Distributions           703            361
          Minority Interest in Foreign Subsidiaries                                           785            730
          Other                                                                             9,840          9,842
     Change in:
          Receivables and Unbilled Utility Revenue                                        (35,118)        40,786
          Gas Stored Underground and Materials and
              Supplies                                                                    (12,421)         8,717
          Unrecovered Purchased Gas Costs                                                 (16,261)        (8,318)
          Prepayments                                                                         862         (1,737)
          Accounts Payable                                                                 20,435        (24,025)
          Amounts Payable to Customers                                                        692        (51,223)
          Other Accruals and Current Liabilities                                            1,922        (37,372)
          Other Assets                                                                    (18,768)        11,869
          Other Liabilities                                                               (11,763)        20,390
-----------------------------------------------------------------------------------------------------------------
               Net Cash Provided by Operating Activities                                 $334,798       $345,550
-----------------------------------------------------------------------------------------------------------------

Investing Activities:
Capital Expenditures                                                                    ($152,251)     ($232,368)
Investment in Subsidiaries                                                               (228,888)             -
Investment in Partnerships                                                                   (375)          (536)
Net Proceeds from Sale of Timber Properties                                               186,305              -
Net Proceeds from Sale of Oil and Gas Producing Properties                                 76,577         22,068
Other                                                                                       5,841          5,012
-----------------------------------------------------------------------------------------------------------------
               Net Cash Used in Investing Activities                                    ($112,791)     ($205,824)
-----------------------------------------------------------------------------------------------------------------

Financing Activities:
Change in Notes Payable to Banks and
     Commercial Paper                                                                   ($147,622)     ($224,845)
Net Proceeds from Issuance of Long-Term Debt                                              248,513        243,844
Reduction of Long-Term Debt                                                              (227,826)      (104,212)
Dividends Paid on Common Stock                                                            (84,530)       (80,974)
Proceeds From Issuance of Common Stock                                                     17,019         10,915
-----------------------------------------------------------------------------------------------------------------
               Net Cash Used In Financing Activities                                    ($194,446)     ($155,272)
-----------------------------------------------------------------------------------------------------------------
Effect of Exchange Rates on Cash                                                            1,644          1,535
-----------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Temporary
     Cash Investments                                                                      29,205        (14,011)
Cash and Temporary Cash Investments
     at Beginning of Period                                                                22,216         36,227
-----------------------------------------------------------------------------------------------------------------
Cash and Temporary Cash Investments
     at September 30                                                                      $51,421        $22,216
-----------------------------------------------------------------------------------------------------------------

                            NATIONAL FUEL GAS COMPANY
                                AND SUBSIDIARIES

                               SEGMENT INFORMATION
                             (Thousands of Dollars)

                                          Three Months Ended                              Twelve Months Ended
                                           September 30,                                      September 30,
                                            (Unaudited)                                        (Unaudited)
                               ----------------------------------------------  ---------------------------------------------

                                                                 Increase                                        Increase
                                   2003            2002         (Decrease)         2003            2002         (Decrease)
                               --------------  --------------  --------------  --------------  --------------  -------------
Operating Revenues
Utility                            $ 129,928        $ 98,518        $ 31,410     $ 1,162,983       $ 794,221      $ 368,762
Pipeline and Storage                  55,408          40,936          14,472         201,420         167,384         34,036
Exploration and Production            71,579          78,697          (7,118)        305,314         310,980         (5,666)
International                         12,050          12,578            (528)        114,070          95,315         18,755
Energy Marketing                      42,118          23,868          18,250         304,660         151,257        153,403
Timber                                13,102          13,113             (11)         56,226          47,407          8,819
                               --------------  --------------  --------------  --------------  --------------  -------------
   Total Reportable Segments         324,185         267,710          56,475       2,144,673       1,566,564        578,109
All Other                              1,823             472           1,351           3,366          10,135         (6,769)
Intersegment Eliminations            (28,839)        (23,573)         (5,266)       (112,568)       (112,203)          (365)
                               --------------  --------------  --------------  --------------  --------------  -------------
   Total Consolidated              $ 297,169       $ 244,609        $ 52,560     $ 2,035,471     $ 1,464,496      $ 570,975
                               ==============  ==============  ==============  ==============  ==============  =============

Operating Income (Loss)
Utility                            $ (11,833)       $ (9,821)       $ (2,012)      $ 120,345       $ 109,591       $ 10,754
Pipeline and Storage                  20,991          15,678           5,313          89,465          71,864         17,601
Exploration and Production           (49,328)         24,035         (73,363)          3,377          96,339        (92,962)
International                         (8,457)         (8,449)             (8)          6,725             780          5,945
Energy Marketing                      (1,202)          2,045          (3,247)          8,279          12,989         (4,710)
Timber                               171,324           5,106         166,218         186,804          16,437        170,367
                               --------------  --------------  --------------  --------------  --------------  -------------
   Total Reportable Segments         121,495          28,594          92,901         414,995         308,000        106,995
All Other                                649            (698)          1,347             265          (1,309)         1,574
Corporate                                530             371             159            (844)         (2,667)         1,823
                               --------------  --------------  --------------  --------------  --------------  -------------
   Total Consolidated              $ 122,674        $ 28,267        $ 94,407       $ 414,416       $ 304,024      $ 110,392
                               ==============  ==============  ==============  ==============  ==============  =============

Net Income
Utility                            $ (10,288)       $ (9,950)         $ (338)       $ 56,808        $ 49,505        $ 7,303
Pipeline and Storage                  10,283          10,435            (152)         45,230          29,715         15,515
Exploration and Production           (38,884)          5,470         (44,354)        (31,930)         26,851        (58,781)
International                         (6,265)         (5,925)           (340)         (9,623)         (4,443)        (5,180)
Energy Marketing                        (263)          1,702          (1,965)          5,868           8,642         (2,774)
Timber                               103,720           3,725          99,995         112,450           9,689        102,761
                               --------------  --------------  --------------  --------------  --------------  -------------
   Total Reportable Segments          58,303           5,457          52,846         178,803         119,959         58,844
All Other                                263            (321)            584             193            (885)         1,078
Corporate                               (420)           (261)           (159)            (52)         (1,392)         1,340
                               --------------  --------------  --------------  --------------  --------------  -------------
   Total Consolidated               $ 58,146         $ 4,875        $ 53,271       $ 178,944       $ 117,682       $ 61,262
                               ==============  ==============  ==============  ==============  ==============  =============

                            NATIONAL FUEL GAS COMPANY
                                AND SUBSIDIARIES

                         SEGMENT INFORMATION (Continued)
                             (Thousands of Dollars)

                                       Three Months Ended                           Twelve Months Ended
                                          September 30,                                 September 30,
                                           (Unaudited)                                  (Unaudited)
                              --------------------------------------------    ---------------------------------------------
                                                               Increase                                         Increase
                                  2003           2002         (Decrease)          2003            2002         (Decrease)
                              -------------  --------------  -------------    -------------   --------------  -------------

Depreciation, Depletion
 and Amortization:
Utility                            $ 9,577         $ 9,423          $ 154         $ 38,186         $ 37,412          $ 774
Pipeline and Storage                13,610           5,949          7,661           35,940           23,626         12,314
Exploration and Production          24,258          29,368         (5,110)          99,292          103,946         (4,654)
International                        3,558           3,285            273           13,910           11,977          1,933
Energy Marketing                        32              40             (8)             117              161            (44)
Timber                               1,890             604          1,286            7,543            3,429          4,114
                              -------------  --------------  -------------    -------------   --------------  -------------
   Total Reportable Segments        52,925          48,669          4,256          194,988          180,551         14,437
All Other                              133              23            110              238              115            123
Corporate                                -               -              -                -                2             (2)
                              -------------  --------------  -------------    -------------   --------------  -------------
   Total Consolidated             $ 53,058        $ 48,692        $ 4,366        $ 195,226        $ 180,668       $ 14,558
                              =============  ==============  =============    =============   ==============  =============

Expenditures for
 Long-Lived Assets
Utility                           $ 13,910        $ 16,110       $ (2,200)        $ 49,944         $ 51,550       $ (1,606)
Pipeline and Storage                 4,501          11,654         (7,153)         199,327           30,329        168,998
Exploration and Production          32,570          20,349         12,221           75,837          114,602        (38,765)
International                          815             919           (104)           2,499            4,244         (1,745)
Energy Marketing                        10              14             (4)             164               51            113
Timber                               1,821           1,194            627            3,493           25,574        (22,081)
                              -------------  --------------  -------------    -------------   --------------  -------------
   Total Reportable Segments        53,627          50,240          3,387          331,264          226,350        104,914
All Other                              256           6,543         (6,287)          48,367            6,554         41,813
Corporate                            1,530               -          1,530            1,883                -          1,883
                              -------------  --------------  -------------    -------------   --------------  -------------
   Total Consolidated             $ 55,413        $ 56,783       $ (1,370)       $ 381,514        $ 232,904      $ 148,610
                              =============  ==============  =============    =============   ==============  =============

         DEGREE DAYS

                                                                                                     Percent Colder
                                                                                                     (Warmer) Than:
Three Months Ended September 30          Normal          2003             2002            Normal        Last Year
                                     --------------  -------------    -------------   --------------  -------------

  Buffalo, NY                                 198             107               55            (46.0)          94.5
  Erie, PA                                     99              96               51             (3.0)          88.2

Twelve Months Ended September 30

  Buffalo, NY                                6,815          7,137            5,808              4.7           22.9
  Erie, PA                                   6,135          6,769            5,334             10.3           26.9

                            NATIONAL FUEL GAS COMPANY
                                AND SUBSIDIARIES

                     EXPLORATION AND PRODUCTION INFORMATION

                                                               Three Months Ended                      Twelve Months Ended
                                                                 September 30,                            September 30,
                                                      -------------------------------------    ------------------------------------
                                                                                Increase                                Increase
                                                        2003         2002        (Decrease)      2003        2002      (Decrease)
                                                      ----------  -----------  --------------------------  ----------  ------------

Gas Production/Prices:
Production (MMcf)
  Gulf Coast                                              3,602        6,199        (2,597)       18,441      25,776        (7,335)
  West Coast                                              1,085        1,235          (150)        4,467       4,889          (422)
  Appalachia                                              1,287        1,093           194         5,123       4,402           721
  Canada                                                  1,494        1,300           194         5,774       6,387          (613)
                                                      ----------  -----------  ------------    ----------  ----------  ------------
                                                          7,468        9,827        (2,359)       33,805      41,454        (7,649)
                                                      ==========  ===========  ============    ==========  ==========  ============
Average Prices (Per  Mcf)
  Gulf Coast                                             $ 5.36       $ 3.35        $ 2.01        $ 5.41      $ 2.89        $ 2.52
  West Coast                                               5.03         3.40          1.63          5.01        2.86          2.15
  Appalachia                                               5.53         3.72          1.81          5.07        3.74          1.33
  Canada                                                   4.29         2.19          2.10          4.67        2.29          2.38
    Weighted Average                                       5.13         3.24          1.89          5.18        2.88          2.30
    Weighted Average after Hedging                         4.59         3.79          0.80          4.47        3.58          0.89

Oil Production/Prices:
Production (Thousands of Barrels)
  Gulf Coast                                                352          403           (51)        1,473       1,815          (342)
  West Coast                                                693          749           (56)        2,872       3,004          (132)
  Appalachia                                                  3            5            (2)           10           9             1
  Canada                                                    565          643           (78)        2,382       2,834          (452)
                                                      ----------  -----------  ------------    ----------  ----------  ------------
                                                          1,613        1,800          (187)        6,737       7,662          (925)
                                                      ==========  ===========  ============    ==========  ==========  ============

Average Prices (Per Barrel)
  Gulf Coast                                             $28.97      $ 27.17        $ 1.80        $29.17     $ 22.83        $ 6.34
  West Coast                                              26.26        24.66          1.60         26.12       19.94          6.18
  Appalachia                                              28.72        24.51          4.21         28.77       23.76          5.01
  Canada                                                  27.14        25.61          1.53         26.41       19.94          6.47
    Weighted Average                                      27.16        25.56          1.60         26.90       20.63          6.27
    Weighted Average after Hedging                        21.93        22.28         (0.35)        21.84       19.94          1.90

Total Production (Mmcfe)                                 17,146       20,627        (3,481)       74,227      87,426       (13,199)
                                                      ==========  ===========  ============    ==========  ==========  ============

Selected Operating Performance Statistics:
General & Administrative Expense per Mcfe                $ 0.29       $ 0.34  *    $ (0.05)       $ 0.29      $ 0.28        $ 0.01
Lease Operating Expense per Mcfe                         $ 1.18       $ 0.87       $  0.31        $ 0.97      $ 0.84        $ 0.13
Depreciation, Depletion & Amortization per Mcfe          $ 1.41       $ 1.42       $ (0.01)       $ 1.34      $ 1.19        $ 0.15

*  Excludes the impact of the Enron impairment

                            NATIONAL FUEL GAS COMPANY
                                AND SUBSIDIARIES

                     EXPLORATION AND PRODUCTION INFORMATION

Hedging Summary for Fiscal 2004

SWAPS                                                        Volume         Average Hedge Price
Oil                                                           1.7 MMBBL     $25.59 / BBL
Gas                                                           10.7 BCF      $4.34 / MCF

No-cost Collars                                              Volume         Floor Price             Ceiling Price
Oil                                                           1.2 MMBBL     $23.81 / BBL            $27.95 / BBL
Gas                                                           3.0 BCF       $3.51 / MCF             $7.15 / MCF

Hedging Summary for Fiscal 2005

SWAPS                                                        Volume         Average Hedge Price
Oil                                                           0.4 MMBBL     $24.83 / BBL
Gas                                                           0.1 BCF       $4.99 / MCF

No-cost Collars                                              Volume         Floor Price             Ceiling Price
Oil                                                           0.1 MMBBL     $25.00 / BBL            $28.56 / BBL
Gas                                                           0.7 BCF       $3.28 / MCF             $7.47 / MCF

Drilling Program Twelve Months Ended September 30, 2003:
Gross Wells Drilled                                            United
                                                               States              Canada               Total
                                                             ------------   ----------------------  --------------
Exploratory
    Successful                                                         5                       24              29
    Unsuccessful                                                       0                        3               3
Developmental
    Successful                                                        82                       29             111
    Unsuccessful                                                       0                        6               6
Total
    Successful                                                        87                       53             140
    Unsuccessful                                                       0                        9               9

Success Ratio                                                       100%                      85%             94%

                            NATIONAL FUEL GAS COMPANY
                                AND SUBSIDIARIES

Utility Throughput - (millions of cubic feet - MMcf)

                                                   Three Months Ended                         Twelve Months Ended
                                                     September 30,                               September 30,
                                         ---------------------------------------    ----------------------------------------
                                                                      Increase                                   Increase
                                            2003          2002       (Decrease)        2003           2002      (Decrease)
                                         ------------   ----------   -----------    ------------   -----------  ------------
    Retail Sales:
       Residential Sales                       4,709        4,300           409          76,449        64,639        11,810
       Commercial Sales                          810          755            55          14,177        11,549         2,628
       Industrial Sales                          637        1,256          (619)          3,537         3,715          (178)
                                         ------------   ----------   -----------    ------------   -----------  ------------
                                               6,156        6,311          (155)         94,163        79,903        14,260
                                         ------------   ----------   -----------    ------------   -----------  ------------
   Off-System Sales                            3,803        4,662          (859)         17,999        21,541        (3,542)
    Transportation                             8,736        9,919        (1,183)         64,232        61,909         2,323
                                         ------------   ----------   -----------    ------------   -----------  ------------
                                              18,695       20,892        (2,197)        176,394       163,353        13,041
                                         ============   ==========   ===========    ============   ===========  ============

Pipeline & Storage Throughput- (MMcf)
                                                   Three Months Ended                         Twelve Months Ended
                                                     September 30,                               September 30,
                                         ---------------------------------------    ----------------------------------------
                                                                      Increase                                   Increase
                                            2003          2002       (Decrease)        2003           2002      (Decrease)
                                         ------------   ----------   -----------    ------------   -----------  ------------
    Firm Transportation - Affiliated          11,925       11,871            54         131,763       112,164        19,599
    Firm Transportation - Non-Affiliated      43,920       43,695           225         209,162       178,343        30,819
    Interruptible Transportation               2,516        2,063           453          10,004         7,315         2,689
                                         ------------   ----------   -----------    ------------   -----------  ------------
                                              58,361       57,629           732         350,929       297,822        53,107
                                         ============   ==========   ===========    ============   ===========  ============

Energy Marketing Volumes
                                                   Three Months Ended                         Twelve Months Ended
                                                     September 30,                               September 30,
                                         ---------------------------------------    ----------------------------------------
                                                                      Increase                                   Increase
                                            2003          2002       (Decrease)        2003           2002      (Decrease)
                                         ------------   ----------   -----------    ------------   -----------  ------------
    Natural Gas (MMcf)                         6,718        5,092         1,626          45,325        33,042        12,283
                                         ============   ==========   ===========    ============   ===========  ============

International Sales Volumes
                                                   Three Months Ended                         Twelve Months Ended
                                                     September 30,                               September 30,
                                         ---------------------------------------    ----------------------------------------
                                                                      Increase                                   Increase
                                            2003          2002       (Decrease)        2003           2002      (Decrease)
                                         ------------   ----------   -----------    ------------   -----------  ------------
    Heating (Gigajoules)                     511,386      673,217      (161,831)      8,714,806     8,689,887        24,919
                                         ============   ==========   ===========    ============   ===========  ============

    Electricity (Megawatt hours)             173,338      183,830       (10,492)        973,968       972,832         1,136
                                         ============   ==========   ===========    ============   ===========  ============

Timber Board Feet (Thousands)
                                                   Three Months Ended                         Twelve Months Ended
                                                     September 30,                               September 30,
                                         ---------------------------------------    ----------------------------------------
                                                                      Increase                                   Increase
                                            2003          2002       (Decrease)        2003           2002      (Decrease)
                                         ------------   ----------   -----------    ------------   -----------  ------------
   Log Sales                                   1,936        1,953           (17)          8,764         8,174           590
   Green Lumber Sales                          2,601        3,066          (465)         11,913        12,878          (965)
   Kiln Dry Lumber Sales                       3,453        3,023           430          13,300        10,794         2,506
                                         ------------   ----------   -----------    ------------   -----------  ------------
                                               7,990        8,042           (52)         33,977        31,846         2,131
                                         ============   ==========   ===========    ============   ===========  ============

                            NATIONAL FUEL GAS COMPANY
                                AND SUBSIDIARIES

Quarter Ended September 30 (unaudited)                                   2003                  2002
                                                                -------------------   --------------------

  Operating Revenues                                                 $ 297,169,000          $ 244,609,000
                                                                ===================   ====================

  Income Before Cumulative Effect                                     $ 58,146,000            $ 4,875,000
  Cumulative Effect of Changes in Accounting                                     -                      -
                                                                -------------------   --------------------
  Net Income Available for Common Stock                               $ 58,146,000            $ 4,875,000
                                                                -------------------   --------------------

  Earnings Per Common Share:
   Basic:
          Income Before Cumulative Effect                                   $ 0.71                 $ 0.06
          Cumulative Effect of Changes in Accounting                             -                      -
                                                                -------------------   --------------------
          Net Income Available for Common Stock                             $ 0.71                 $ 0.06
                                                                ===================   ====================

   Diluted:
          Income Before Cumulative Effect                                   $ 0.71                 $ 0.06
          Cumulative Effect of Changes in Accounting                             -                      -
                                                                -------------------   --------------------
          Net Income Available for Common Stock                             $ 0.71                 $ 0.06
                                                                ===================   ====================

   Weighted Average Common Shares:
      Used in Basic Calculation                                         81,347,327             80,181,765
                                                                ===================   ====================
      Used in Diluted Calculation                                       82,333,481             80,532,678
                                                                ===================   ====================

Twelve Months Ended September 30 (unaudited)

  Operating Revenues                                               $ 2,035,471,000        $ 1,464,496,000
                                                                ===================   ====================

  Income Before Cumulative Effect                                    $ 187,836,000          $ 117,682,000
  Cumulative Effect of Changes in Accounting                            (8,892,000)                     -
                                                                -------------------   --------------------
  Net Income Available for Common Stock                              $ 178,944,000          $ 117,682,000
                                                                ===================   ====================

  Earnings Per Common Share:
   Basic:
          Income Before Cumulative Effect                                   $ 2.32                 $ 1.47
          Cumulative Effect of Changes in Accounting                         (0.11)                     -
                                                                -------------------   --------------------
          Net Income Available for Common Stock                             $ 2.21                 $ 1.47
                                                                ===================   ====================

   Diluted:
          Income Before Cumulative Effect                                   $ 2.31                 $ 1.46
          Cumulative Effect of Changes in Accounting                         (0.11)                     -
                                                                -------------------   --------------------
                                                                -------------------   --------------------
          Net Income Available for Common Stock                             $ 2.20                 $ 1.46
                                                                ===================   ====================

   Weighted Average Common Shares:
      Used in Basic Calculation                                         80,808,794             79,821,430
                                                                ===================   ====================
      Used in Diluted Calculation                                       81,357,896             80,534,453
                                                                ===================   ====================